As filed with the Securities and Exchange Commission on May 30, 2008
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

UNITED HERITAGE CORPORATION
(Exact name of registrant as specified in its charter)

Utah	87-03728264
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 200, One Energy Square 4925 Greenville Avenue Dallas, Texas	75206
(Address of principal executive offices)	(Zip Code)

United Heritage Corporation 2008 Equity Incentive Plan
(Full title of the plan)

Joseph F. Langston Jr. Suite 200, One Energy Square 4925 Greenville Avenue Dallas, Texas 75206
(Name and address of agent for service)

(214) 800-2663
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. Se the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock	5,000,000	$1.06	$5,300,000	$208.29
Total	5,000,000	$1.06	$5,300,000	$208.29

(1) This registration statement shall also cover any additional shares of common stock which become issuable under the United Heritage Corporation 2008 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the registrant’s common stock.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of the registrant’s common stock on May 29, 2008 as reported by the Nasdaq Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the United Heritage Corporation 2008 Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference into this registration statement:

(a) the Annual Report on Form 10-KSB for the year ended March 31, 2007, as amended, filed with the Securities and Exchange Commission on July 16, 2007;

(b) the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, as amended, filed with the Securities and Exchange Commission on August 20, 2007;

(c) the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, as amended, filed with the Securities and Exchange Commission on November 14, 2007;

(d) the Quarterly Report on Form 10-QSB for the quarter ended December 31, 2007, as amended, filed with the Securities and Exchange Commission on February 19, 2008;

(e) the Current Reports on Form 8-K filed with the Securities and Exchange Commission since March 31, 2007;

(f) the description of the registrant’s common stock contained in the registration statement the registrant filed pursuant to Section 12 of the Exchange Act, and all amendments thereto and reports which have been filed for the purpose of updating such description; and

(g) all documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

The securities being offered are registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.	Interests of Named Experts and Counsel.

Erick Richardson, a principal of Richardson & Patel LLP, the registrant’s legal counsel, has an option for the purchase of 50,000 shares of the registrant’s common stock. Once this registration statement is effective, the registrant intends to issue shares of its common stock from the United Heritage Corporation 2008 Equity Incentive Plan in payment for legal services not related to capital raising transactions that have been rendered to the registrant by Richardson & Patel LLP.

Item 6.	Indemnification of Directors and Officers.

Part 9 of the Utah Business Corporation Act empowers a corporation to indemnify its directors and officers, advance or reimburse expenses to its directors and officers, and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. Such indemnification is permissible in certain situations and mandatory in other situations. In cases where indemnification or advancing or reimbursing of expenses is permissible, authorization and a determination of qualification must be made in each specific case.

The registrant’s articles of incorporation provide for the indemnification of its directors and officers to the full extent permitted by law.

The registrant’s bylaws provide that no officer or director shall be personally liable for any obligations of the corporation or for any duties or obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the corporation and that the registrant must reimburse any such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. However, no officer or director may be indemnified against, or be reimbursed for, or be defended against any expense or liability incurred in connection with any claim or action arising out of his own negligence or willful misconduct. The rights accruing to any person under the registrant’s bylaws shall not exclude any other right to which he may lawfully be entitled. The registrant, its directors, officers, employees and agents are fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

The indemnification provided in the registrant’s bylaws is not exclusive of any other right to indemnification. It is the intent of the registrant that all officers and directors be indemnified to the fullest extent permitted by the laws of the State of Utah and the registrant’s bylaws. The indemnification provided continues as to any person who has ceased to be a director, officer or employee, and inures to the benefit of the heirs, executors and administrators of any such person.

The Board of Directors may direct the registrant to purchase insurance on behalf of any person who is or was a director, officer or employee of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against liability under the provisions of the registrant’s bylaws.

The right of any person to be indemnified shall be subject always to the right of the corporation by the Board of Directors, in lieu of such indemnify, to settle any such claim, action, suit or proceeding at the expense of the corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Item 7.	Exemption from Registration Claimed.

Not applicable

Item 8.	Exhibits.

5.	Opinion regarding legality
10.1	United Heritage Corporation 2008 Equity Incentive Plan
23.1	Consent of Weaver and Tidwell LLP
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)
_____________________

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on this 30th day of May 2008.

United Heritage Corporation

By:	/s/ Joseph F. Langston Jr.
Joseph F. Langston Jr., President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Dated: May 30, 2008	/s/ Paul D. Watson
Paul D. Watson,
Chief Executive Officer and
Chairman of the Board of Directors

Dated: May 30, 2008	/s/ Joseph F. Langston Jr.
Joseph F. Langston Jr.,
President, Chief Financial Officer and Director

Dated: May 30, 2008	/s/ Franz A. Skryanz
Franz A. Skryanz,
Director

Dated: May 30, 2008	/s/ Theodore D. Williams
Theodore D. Williams,
Director

Dated: May 30, 2008	/s/ Paul E. Hickey
Paul E. Hickey,
Director